UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2024

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-34700	42-0935283
(Commission File Number)	(I.R.S. Employer Identification Number)

One SE Convenience Blvd., Ankeny, Iowa

(Address of principal executive offices)

50021

(Zip Code)

(515) 965-6100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	CASY	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Note Purchase Agreement and Amendments

On October 4, 2024, Casey’s General Stores, Inc. (the “Company”) entered into a note purchase agreement (the “NPA”) with the purchasers named therein with respect to the issuance of $250,000,000 aggregate principal amount of senior notes, consisting of: (i) $150,000,000 aggregate principal amount of 5.23% Senior Notes, Series I, due November 2, 2031 (the “Series I Notes”); and (ii) $100,000,000 aggregate principal amount of 5.43% Senior Notes, Series J, due November 2, 2034 (the “Series J Notes”) (collectively, the “Notes”). The Series I Notes will be issued on October 30, 2024 (subject to customary closing conditions), will bear interest at the rate of 5.23% per annum from the date thereof, payable semi-annually on May 2 and November 2 of each year, and will mature on November 2, 2031. The Series J Notes will be issued on October 30, 2024 (subject to customary closing conditions), will bear interest at the rate of 5.43% per annum from the date thereof, payable semi-annually on May 2 and November 2 of each year, and will mature on November 2, 2034. The Company intends to use the proceeds of the Notes for general corporate purposes, including to fund the previously announced acquisition of 100% of the equity of Fikes Wholesale, Inc. and Group Petroleum Services, Inc., each, a Texas corporation.

The NPA allows the Company to prepay all or a portion of the Notes, in an amount not less than $2,000,000. Any such prepayment shall be at a price equal to 100% of the principal amount so prepaid plus the Make-Whole Amount (as defined in the NPA) determined for the date of prepayment with respect to such principal amount. Any optional prepayment of less than all of the Notes outstanding shall be allocated pro rata among all of the Notes then outstanding. In the event of a Change of Control (as defined in the NPA), each holder of the Notes will have the right to require the Company to purchase all or a portion of such holder’s Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the repurchase date and the accrued and unpaid Excess Leverage Fee (as defined in the NPA), if any.

The NPA contains customary representations, warranties and covenants, addressing, among other matters, the maintenance of the Company’s corporate existence, compliance with laws and the provisions of certain financial information and reports. The NPA also contains certain financial-related covenants, including a maximum Consolidated Total Debt to Consolidated EBITDA ratio (each as defined in, and calculated in accordance with, the NPA) (the “Leverage Ratio”) of 4.00:1.00, with a temporary increase to 4.50:1.00 in the case of a certain material acquisitions, subject to payment of an Excess Leverage Fee (as defined in the NPA); a minimum fixed charge coverage ratio; and, a minimum consolidated net worth test. In addition, the Company agrees to be bound by certain other covenants while the Notes are outstanding, which include, among other matters, maintenance of a Debt Rating (as defined in the NPA) of BBB-/Baa3 (or its equivalent) or higher (the “Ratings Maintenance Covenant”); to amend the NPA if the Company amends the Company’s existing credit agreement to include one or more additional covenants or events of default to include such additional covenant or event of default in the NPA (the “Most Favored Lender Covenant”); and certain limitations on Priority Debt (as defined in the NPA), liens and sales of assets.

On October 4, 2024, the Company also entered into amendments to each of its existing Note Purchase Agreements dated June 17, 2013, May 2, 2016, June 13, 2017 and June 30, 2020 (effective upon, and subject to the issuance of, the Notes and other customary closing conditions) (the “Existing Note Purchase Agreements”) to include the Most Favored Lender Covenant and to conform the Ratings Maintenance Covenant, the Excess Leverage Fee, the Leverage Ratio, and certain other financial-related covenants and definitions included in the Existing Note Purchase Agreements to the NPA.

The foregoing descriptions are qualified in their entirety by reference to the NPA, the Second Amendment to the 2013 Note Purchase Agreement, the Second Amendment to the 2016 Note Purchase Agreement, the Second Amendment to the 2017 Note Purchase Agreement, and the First Amendment to the 2020 Note Purchase Agreement, copies of which are attached respectively as Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1*	Note Purchase Agreement dated October 4, 2024
4.2	Second Amendment to 2013 Note Purchase Agreement
4.3	Second Amendment to 2016 Note Purchase Agreement
4.4	Second Amendment to 2017 Note Purchase Agreement
4.5	First Amendment to 2020 Note Purchase Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because such schedules and exhibits do not contain information that is material to an investment decision or that is not otherwise disclosed in the filed agreements. The Company will furnish the omitted schedules and exhibits to the SEC on a confidential basis upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Dated: October 9, 2024	By:	/s/ Stephen P. Bramlage, Jr.
Stephen P. Bramlage, Jr.
Chief Financial Officer